Exhibit (b)(2)

ROYALTY PHARMA
110 E59 Street, Suite 330
New York, NY 10022

October 13, 2010

  Ramius Value and Opportunity Advisors LLC
  559 Lexington Avenue, 20th Floor
  New York, NY  10022
Attention:  Mr. Jeffrey Smith

Ladies and Gentlemen:

Reference is hereby made to that certain letter agreement dated September 14, 2010 by and between Royalty Pharma Finance Trust (“Royalty Pharma”) and Ramius Value and Opportunity Advisors LLC (“Ramius” and such letter agreement, the “Original Commitment Letter”).  This letter agreement (the “Amendment”) amends the Original Commitment Letter in the manner described below in order to better reflect the intent of the parties with respect to certain matters.

The parties hereby delete the last sentence of the fourth paragraph of the Original Commitment Letters and replace it with the following:

“The Commitment is conditioned on (i) execution of mutually satisfactory definitive documentation for the Loan consistent with this Commitment Letter and the Term Sheet, (ii) the absence of any material adverse change or event with respect to Cypress, its assets, its financial condition or the Royalty (as defined in the Term Sheet), (iii) Ramius and Purchaser not amending or waiving, without Royalty Pharma’s prior written consent (a) the Section 203 Condition, the Impairment Condition, the Minimum Cash Balance Condition or the HSR Condition (in each case as defined in the Offer to Purchase (the “Offer to Purchase”) dated September 15, 2010 of Purchaser, (b) the Minimum Tender Condition (as defined in the Offer to Purchase) unless (I) the Minimum Tender Condition is not decreased to be less than a majority of the total number of then-outstanding Shares (as defined in the Offer to Purchase), calculated on a fully diluted basis, (II) consummation of the Tender Offer will not result in any rights under Cypress’ shareholder rights plan being exercisable and (III) such amendment or waiver would not cause Royalty Pharma’s  commitment hereunder or purchase of the Loan Notes to violate applicable law, including without limitation the margin regulations of the Board of Governors of the Federal Reserve System, (c) the conditions to the Tender Offer contained in Section 14(2)(a) through (f), (i) and (j) of the Offer to Purchase, and (d) any provision or any term of the Tender Offer that would cause Royalty Pharma’s  purchase of the Loan Notes to violate applicable law, including without limitation the margin regulations of the Board of Governors of the Federal Reserve System.  For the avoidance of doubt, nothing in the foregoing prohibits Ramius and Purchaser from extending the Tender Offer or from increasing or decreasing the offer price in the Tender Offer in their sole discretion.”

Ramius Value and Opportunity Advisors LLC
October 13, 2010

Furthermore, the parties hereby delete the section entitled “Security” on the “Summary of Terms of Acquisition Financing offered to Ramius Value and Opportunity Advisors LLC by Royalty Pharma Finance Trust” attached to the Original Commitment Letter and replace it with the following:

Covenant:
Newco will not create or permit to subsist any mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect with respect to any of its assets, including, without limitation, any shares of Cypress Common Stock acquired in the Tender Offer.

Except as specifically amended herein, the Original Commitment Letter shall remain in full force and effect in accordance with its original terms.

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Ramius Value and Opportunity Advisors LLC
October 13, 2010

Please indicate your acceptance of the terms hereof by returning to us executed counterparts of this Amendment at your earliest convenience.  The effectiveness of this Amendment is conditioned upon your acceptance hereof and our receipt of executed counterparts hereof.

Sincerely,

ROYALTY PHARMA FINANCE TRUST

By: RP Management, LLC, as Administrator

/s/ Pablo Legoretta
Pablo Legoretta
Chief Executive Officer

Accepted and agreed to as of the date first written above:

RAMIUS VALUE AND OPPORTUNITY ADVISORS LLC

/s/ Jeffrey C. Smith
Name: Jeffrey C. Smith
Title: Authorized Signatory